AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

This AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT (the “Agreement”) is entered into effective as of January 31, 2012 by and between Wasatch Advisors, Inc. (the “Advisor”) and Wasatch Funds Trust (the “Trust”), on behalf of the series of the Trust (the “Funds”).

WHEREAS, the Trust is a Massachusetts Business Trust and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type;

WHEREAS, the Trust and the Advisor have entered into an Advisory and Service Contract (“Advisory Agreement”), pursuant to which the Advisor provides investment advisory services to the Funds for compensation based on the value of the average daily net assets of the Funds and Funds created after such date have been added to the Advisory Agreement by mutual agreement of the parties thereto; and

WHEREAS, the Trust and Advisor entered into an expense limitation agreement effective January 31, 2011, establishing operating expense limits for several Funds; and

WHEREAS, the Advisor and the Trust have agreed to reduce the expense limit on the Wasatch Small Cap Value Fund consistent with their agreement to reduce the management fee on the same; and

WHEREAS, the Trust has designated a new series and designated additional share classes, and the Advisor and the Trust have agreed to set operating expense limits on the new share classes, and to continue the operating expense limits on the current share classes for several Funds (except as noted above); and

WHEREAS, the Trust and the Advisor have determined that it is appropriate and in the best interests of the each class of each Fund, and their shareholders to continue to maintain the expenses of each class of each Fund at a level below the level to which the classes of the Funds may otherwise be subject;

NOW THEREFORE, the parties hereto agree as follows:

1.	EXPENSE LIMITATION.

1.1 Applicable Expense Limit. To the extent that the ordinary operating expenses incurred by a class of a Fund in any fiscal year (as allocated pursuant to the Trust’s Rule 18f-3 Multi-Class Plan), including but not limited to investment advisory fees of the Advisor, but excluding any interest, taxes, brokerage commissions, other investment-related costs and extraordinary expenses, such as litigation and other expenses not incurred in the ordinary course of the class’s business (“Class Operating Expenses”), exceed the Class Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the “Excess Amount”) shall be the liability of the Advisor to the extent set forth in this Agreement.

1.2 Class Operating Expense Limit. The Operating Expense Limit in any year with respect to each class of a Fund shall be a percentage of the average daily net assets of the class, as set forth in the following table:

Fund – Investor Class Shares	Operating Expense Limit
Core Growth Fund	1.50%
Global Science & Technology Fund	1.95%
International Growth Fund	1.75%
Large Cap Value Fund	1.10%
Micro Cap Fund	2.25%
Small Cap Growth Fund	1.50%
Small Cap Value Fund	1.50%
Ultra Growth Fund	1.50%
U.S. Treasury Fund	0.75%
Micro Cap Value Fund	2.25%
Heritage Growth Fund	0.95%
International Opportunities Fund	2.25%
Strategic Income Fund	0.95%
Emerging Markets Small Cap Fund	1.95%
Global Opportunities Fund Frontier Emerging Small Countries Fund	1.95% 2.25%

Fund – Institutional Class Shares	Operating Expense Limit
Core Growth Fund	1.12%
Large Cap Value Fund	.98%
Small Cap Value Fund	1.15%

1.3 Duration of Class Operating Expense Limit. The Class Operating Expense Limit with respect to each class of each Fund shall remain in effect until January 31, 2013, unless renewed by written agreement of the parties.

1.4 Method of Computation. To determine the Advisor’s obligation with respect to the Excess Amount for each class of each Fund, each day the Class Operating Expenses for the class shall be annualized. If the annualized Class Operating Expenses for any day of a class exceed the Class Operating Expense Limit of the class, the Advisor shall waive or reduce its investment advisory fee or absorb the other class expenses in an amount sufficient to pay that day’s Excess Amount. The Trust may offset amounts owed to a class pursuant to this Agreement against the advisory fee payable to the Advisor. If on any day the annualized Class Operating Expenses for a class are less than the applicable Class Operating Expense Limit and the Advisor has for a previous day or days during the current fiscal year reimbursed the class for Excess Amounts, then, to the extent the class’s Class Operating Expense Limit for the current day exceeds the actual Class Operating Expenses for that day, the Advisor may recoup from the previous Excess Amounts reimbursed to the class.

2.	TERM AND TERMINATION OF AGREEMENT.

The Agreement shall terminate on the earlier of the termination of the Advisory Agreement and January 31, 2013 for all Funds and classes. The obligation of the Advisor under Section 1 of this Agreement shall survive the termination of the Agreement solely as to expenses and obligations incurred prior to the date of such termination.

3.	MISCELLANEOUS.

3.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

3.3 Amendments. This Agreement may be amended only by a written agreement signed by each of the parties hereto.

3.4 Assignment. This Agreement may be assigned to the successors in interest of either party with the consent of the other party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

WASATCH FUNDS TRUST

By:	/s/ Samuel S. Stewart
Name:	Samuel S. Stewart
Title:	President

WASATCH ADVISORS, INC.

By:	/s/ Jeff Cardon
Name:	Jeff Cardon
Title:	Chief Executive Officer

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